   As filed with the Securities and Exchange Commission on October 25, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------
                                  PCTEL, INC.
            (Exact name of Registrant as specified in its charter)

                               ----------------

            Delaware                   1331 California Circle                77-0364943
 (State or other jurisdiction of     Milpitas, California 95035           (I.R.S. Employer
 incorporation or organization)            (408) 965-2100              Identification Number)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                                  PETER CHEN
                            Chief Executive Officer
                            1331 California Circle
                          Milpitas, California 95035
                                (408) 965-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:
                               DOUGLAS H. COLLOM
                       Wilson Sonsini Goodrich & Rosati
                              650 Page Mill Road
                           Palo Alto, CA 94304-1050
                                (650) 493-9300

                               ----------------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                                         Proposed       Proposed
                                           Amount        Maximum        Maximum       Amount of
        Title of Each Class of             to be      Offering Price   Aggregate     Registration
     Securities to be Registered         Registered    Per Share(1)  Offering Price      Fee
-------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value......  124,438 shares     $19.25     $2,395,431.50     $632.40
-------------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the Nasdaq National Market on October 25, 2000.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to the registration or qualification under the securities laws +
+of any such State.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
           PROSPECTUS (SUBJECT TO COMPLETION) DATED OCTOBER 25, 2000

PCTEL, Inc.
1331 California Circle
Milpitas, California 95305
Telephone Number: (408) 965-2100

                                [LOGO OF PCTEL]

                         124,438 Shares Of Common Stock

                                  -----------

  These shares may be offered and sold from time to time by the stockholder of PCTEL, Inc., or PCTEL, identified in this prospectus. See "Selling Stockholder." In connection with PCTEL's conversion of the outstanding share capital of Voyager Technologies, Inc., or Voyager Technologies, into shares of PCTEL common stock pursuant to the merger of Voyager Technologies into a wholly-owned subsidiary of PCTEL, PCTEL agreed to issue up to 316,743 shares of PCTEL common stock, including 49,056 shares issuable upon the exercise of options assumed by PCTEL. Of the 316,743 shares, 124,438 shares of PCTEL common stock are being registered in this offering.

  The selling stockholder will receive all of the net proceeds from the sale of the shares. The stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. PCTEL will not receive any proceeds from the sale of the shares.

  You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the common stock offered hereby.

                                  -----------

  PCTEL's common stock is quoted on the Nasdaq National Market under the symbol "PCTI." On October 25, 2000, the last reported sale price of our common stock was $19.00 per share.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                October 25, 2000

                               TABLE OF CONTENTS

WHERE TO FIND ADDITIONAL INFORMATION ABOUT PCTEL............................   3
INFORMATION INCORPORATED BY REFERENCE.......................................   4
FORWARD LOOKING INFORMATION.................................................   4
RISK FACTORS................................................................   5
USE OF PROCEEDS.............................................................  14
SELLING STOCKHOLDER.........................................................  15
PLAN OF DISTRIBUTION........................................................  15
LEGAL MATTERS...............................................................  16

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of PCTEL common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

               WHERE TO FIND ADDITIONAL INFORMATION ABOUT PCTEL

   We will provide to you a copy of any and all of the information (excluding exhibits, other than those filed with this prospectus) that we file with the Securities and Exchange Commission, without charge, upon written or oral request. You should make any request for documents as soon as possible to ensure timely delivery of the documents.

   Requests for documents relating to PCTEL should be directed to:

                              PCTEL, Inc.
                              1331 California Circle
                              Milpitas, California 95035
                              Telephone: (408) 965-2100
                              Attention: Imelda McNerney

   Reports, proxy statements, and other information concerning PCTEL may also be inspected at The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C.

   PCTEL has filed reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza            Citicorp Center            Seven World Trade Center
Room 1024                  500 West Madison Street    13th Floor
450 Fifth Street, N.W.     Suite 1400                 New York, New York 10048


Washington, D.C. 20549     Chicago, Illinois 60661
   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding PCTEL. The address of the SEC website is http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder sells all the shares. This prospectus is part of
a Registration Statement we filed with the SEC (Registration No. 333-      ).
The documents we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

    4. The description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC on August 23, 1999.

   You may request a copy of these filings, including any exhibits to such filings, at no cost, by writing or telephoning Imelda McNerney at the following address: PCTEL, Inc., 1331 California Circle, Milpitas, California 95305; telephone number (408) 965-2100.

                          FORWARD LOOKING INFORMATION

   This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 1999 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000, which reports are incorporated herein by reference, and in the similarly captioned section of any quarterly report on Form 10-Q that we may file with the SEC. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                 RISK FACTORS

   Prospective investors are cautioned that the statements made in this prospectus or in documents incorporated by reference herein that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated because of a number of factors, including those identified herein under "Risk Factors" and elsewhere in this prospectus or in documents incorporated by reference herein.

                         Risks Related to Our Business

Our sales are concentrated among a limited number of customers and the loss of one or more of these customers could cause our revenues to decrease.

   Our sales are concentrated among a limited number of customers. If we were to lose one or more of these customers, or if one or more of these customers were to delay or reduce purchases of our products, our sales revenues may decrease. For the six months ended June 30, 2000, approximately 79% of our revenues were generated by five of our customers with one customer representing 31% of revenues. These customers may in the future decide not to purchase our products at all, purchase fewer products than they did in the past or alter their purchasing patterns, because:

  . we do not have any long-term purchase arrangements or contracts with these or any of our other customers,

  . our product sales to date have been made primarily on a purchase order basis, which permit our customers to cancel, change or delay product purchase commitments with little or no notice and without penalty, and

  . many of our customers also have pre-existing relationships with current or potential competitors which may affect our customers' purchasing decisions.

   We expect that a small number of customers will continue to account for a substantial portion of our revenues for at least the next 12 to 18 months and that a significant portion of our sales will continue to be made on the basis of purchase orders.

We have significant sales and operations concentrated in Asia. Continued political and economic instability in Asia and difficulty in collecting accounts receivable may make it difficult for us to maintain or increase market demand for our products.

   Our sales to customers located in Asia accounted for 99% of our total revenues for the six months ended June 30, 2000. The predominance of our sales are in Asia, mostly in Taiwan and China, because our customers are primarily motherboard or modem manufacturers that are located there. In many cases, our indirect original equipment manufacturer customers specify that our products be included on the modem boards or motherboards, the main printed circuit board containing the central processing unit of a computer system, that they purchase from board manufacturers, and we sell our products directly to the board manufacturers for resale to our indirect original equipment manufacturer customers, both in the United States and internationally. Due to the industry wide concentration of modem manufacturers in Asia, we believe that a high percentage of our future sales will continue to be concentrated with Asian customers. As a result, our future operating results could be uniquely affected by a variety of factors outside of our control, including:

  .  political and economic instability,

  . changes in tariffs, quotas, import restrictions and other trade barriers which may make our products more expensive compared to our competitors' products,

  . delays in collecting accounts receivable, which we have experienced from time to time, and

  . fluctuations in the value of Asian currencies relative to the U.S. dollar, which may make it more costly for us to do business in Asia which may in turn make it difficult for us to maintain or increase our revenues.

   To successfully expand our sales in Asia and internationally, we must strengthen foreign operations, hire additional personnel and recruit additional international distributors and resellers. This will require significant management attention and financial resources. To the extent that we are unable to effect these additions in a timely manner, we may not be able to maintain or increase market demand for our products in Asia and internationally, and our operating results could be hurt.

Continuing decreases in the average selling prices of our products could result in decreased revenues.

   Product sales in the connectivity industry have been characterized by continuing erosion of average selling prices. Price erosion experienced by any company can cause revenues and gross margins to decline. The average selling price of our products has decreased by approximately 57% from October 1995 to June 30, 2000. We expect this trend to continue.

   In addition, we believe that the widespread adoption of industry standards in the soft modem industry is likely to further erode average selling prices, particularly for analog modems. Adoption of industry standards is driven by the market requirement to have interoperable modems. End users need this interoperability to ensure modems from different manufacturers communicate with each other without problems. Historically, users have deferred purchasing modems until these industry standards are adopted. However, once these standards are accepted, it lowers the barriers to entry and price erosion results. Decreasing average selling prices in our products could result in decreased revenues even if the number of units that we sell increases. Therefore, we must continue to develop and introduce next generation products with enhanced functionalities that can be sold at higher gross margins. Our failure to do this could cause our revenues and gross margin to decline.

Our gross margins may vary based on the mix of sales of our products and services, and these variations may hurt our net income.

   We derive a significant portion of our sales from our software-based connectivity products. We expect margins on newly introduced products generally to be higher than our existing products. However, due in part to the competitive pricing pressures that affect our products and in part to increasing component and manufacturing costs, we expect margins from both existing and future products to decrease over time. In addition, licensing revenues from our products historically have provided higher margins than our product sales. Changes in the mix of products sold and the percentage of our sales in any quarter attributable to products as compared to licensing revenues will cause our quarterly results to vary and could result in a decrease in net income.

Our future success depends on our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers.

   Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. Introduction of new products and product enhancements will require coordination of our efforts with those of our suppliers to rapidly achieve volume production. If we fail to coordinate these efforts, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our revenues may be reduced and our business may be harmed. We cannot assure you that product introductions will meet the anticipated release schedules.

Our revenues may fluctuate each quarter due to both domestic and international seasonal trends.

   We have experienced and continue to experience seasonality in sales of our connectivity products. These seasonal trends materially affect our quarter-to-quarter operating results. Our revenues are typically higher in the third and fourth quarters due to the back-to-school and holiday seasons as well as purchasers of PCs making purchase decisions based on their calendar year-end budgeting requirements.

   We are currently expanding our sales in international markets, particularly in Asia, Europe and South America. To the extent that our revenues in Asia, Europe or other parts of the world increase in future periods, we expect our period-to- period revenues to reflect seasonal buying patterns in these markets.

Any delays in our normally lengthy sales cycles could result in customers canceling purchases of our products.

   Sales cycles for our products with major customers are lengthy, often lasting six months or longer. In addition, it can take an additional six months or more before a customer commences volume production of equipment that incorporates our products. Sales cycles with our major customers are lengthy for a number of reasons:

  . our original equipment manufacturer customers usually complete a lengthy technical evaluation of our products, over which we have no control, before placing a purchase order,

  . the commercial integration of our products by an original equipment manufacturer is typically limited during the initial release to evaluate product performance, and

  . the development and commercial introduction of products incorporating new technologies frequently are delayed.

   A significant portion of our operating expenses is relatively fixed and is based in large part on our forecasts of volume and timing of orders. The lengthy sales cycles make forecasting the volume and timing of product orders difficult. In addition, the delays inherent in lengthy sales cycles raise additional risks of customer decisions to cancel or change product phases. If customer cancellations or product changes were to occur, this could result in the loss of anticipated sales without sufficient time for us to reduce our operating expenses.

We expect that our operating expenses will increase substantially in the future and these increased expenses may diminish our ability to remain profitable.

   Although we have been profitable in recent years, we may not remain profitable on a quarterly or annual basis in the future. We anticipate that our expenses will increase substantially over at least the next three years as we:

  . further develop and introduce new applications and functionality for our host signal processing technology,

  . conduct research and development and explore emerging product opportunities in digital technologies and wireless and cable communications,

  . expand our distribution channels, both domestically and in our international markets, and

  .  pursue strategic relationships and acquisitions.

   In order to maintain profitability we will be required to increase our revenues to meet these additional expenses. Any failure to significantly increase our revenues as we implement our product, service, distribution and strategic relationship strategies would result in a decrease in our overall profitability.

   To date, we have principally relied upon our distributor sales organization for product sales to smaller accounts. Our direct sales efforts have focused principally on board manufacturers and smaller PC original equipment manufacturers. To increase penetration of our target customer base, including large, tier-one original equipment manufacturers, we must significantly increase the size of our direct sales force and organize and deploy sales teams targeted at specific domestic tier-one original equipment manufacturer accounts. If we are unable to expand our sales to additional original equipment manufacturers, our revenues may not meet analysts' expectations which could cause our stock price to drop.

We must accurately forecast our customer demand for our products. If there is an unexpected fluctuation in demand for our products, we may incur excessive operating costs or lose product revenues.

   We must forecast and place purchase orders for specialized semiconductor chips, such as the application specific integrated circuit, coder/decoder and discrete access array, or data access arrangement, components of our modem products, several months before we receive purchase orders from our own customers. This forecasting and order lead time requirement limits our ability to react to unexpected fluctuations in demand for our products. These fluctuations can be unexpected and may cause us to have excess inventory, or a shortage, of a particular product. In the event that our forecasts are inaccurate, we may need to write down excess inventory. For example, we were required to write down inventory in the second quarter of 1996 in connection with a product transition within our 14.4 Kbps product family. Similarly, if we fail to purchase sufficient supplies on a timely basis, we may incur additional rush charges or we may lose product revenues if we are not able to meet a purchase order. These failures could also adversely affect our customer relations. Significant write-downs of excess inventory or declines in inventory value in the future could cause our net income and gross margin to decrease.

We rely heavily on our intellectual property rights which offer only limited protection against potential infringers. Unauthorized use of our technology may result in development of products that compete with our products which could cause our market share and our revenues to be reduced.

   Our success is heavily dependent upon our proprietary technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. These means of protecting our proprietary rights may not be adequate. We hold a total of 40 patents, a number of which cover technology that is considered essential for International Telecommunications Union standard communications solutions, and also have 29 additional patent applications pending or filed. These patents may never be issued. These patents, both issued and pending, may not provide sufficiently broad protection against third party infringement lawsuits or they may not prove enforceable in actions against alleged infringers.

   Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. We may provide our licensees with access to our proprietary information underlying our licensed applications. Additionally, our competitors may independently develop similar or superior technology. Finally, policing unauthorized use of software is difficult, and some foreign laws, including those of various countries in Asia, do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources.

   We have received, and may receive in the future, communications from third parties asserting that our products infringe on their intellectual property rights, that our patents are unenforceable or that we have inappropriately licensed our intellectual property to third parties. These claims could affect our relationships with existing customers and may prevent potential future customers from purchasing our products or licensing our technology. Because we depend upon a limited number of products, any claims of this kind, whether they are with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. In the event that we do not prevail in litigation, we could be prevented from selling our products or be required to enter into royalty or licensing agreements on terms which may not be acceptable to us. We could also be prevented from selling our products or be required to pay substantial monetary damages. Should we cross license our intellectual property in order to obtain licenses, we may no longer be able to offer a unique product. Other than the ESS Technology lawsuit described elsewhere in the financial footnotes, no material lawsuits relating to intellectual property are currently filed against us.

   New patent applications may be currently pending or filed in the future by third parties covering technology that we use currently or may use in the future. Pending U.S. patent applications are confidential until patents are issued, and thus it is impossible to ascertain all possible patent infringement claims against us. We believe that several of our competitors, including Lucent, Motorola and Texas Instruments, may have a strategy of protecting their market share by filing intellectual property claims against their competitors and may assert claims against us in the future. The legal and other expenses and diversion of resources associated with any such litigation could result in a decrease in our revenues and profitability.

   In addition, some of our customer agreements include an indemnity clause that obligates us to defend and pay all damages and costs finally awarded by a court should third parties assert patent and/or copyright claims against our customers. As a result, we may be held responsible for infringement claims asserted against our customers. If our financial reserves for potential future license fees are less than any actual fees that we are required to pay, our net income would be reduced.

If our financial reserves for potential future license fees are less than any actual fees that we are required to pay, our net income would be reduced.

   We have established and recorded on a monthly basis a reserve for payment of future license fees based upon our estimate as to the likely amount of the licensing fees that we may be required to pay in the event that licenses are obtained. We believe that it is typical for participants in the modem industry to obtain licenses in exchange for grants of cross licenses rather than for payment of fees and we have based our estimates on our understanding of the license fee practices of other segments of our industry. Our reserves may not be adequate because of factors outside of our control and because these license fee practices in the modem industry may not be applicable to our experience.

Competition in the connectivity market is intense, and if we are unable to compete effectively, the demand for, or the prices of, our products may be reduced.

   The connectivity device market is intensely competitive. We may not be able to compete successfully against current or potential competitors. Our current competitors include Conexant, ESS Technology, Lucent Technologies, Motorola and SmartLink. We expect competition to increase in the future as current competitors enhance their product offerings, new suppliers enter the connectivity device market, new communication technologies are introduced and additional networks are deployed.

   We may in the future also face competition from other suppliers of products based on host signal processing technology or on new or emerging communication technologies, which may render our existing or future products obsolete or otherwise unmarketable. We believe that these competitors may include Alcatel, Analog Devices, Aware, Broadcom, Efficient Networks, ITeX, Terayon Communications, Texas Instruments and Virata.

   As a result of our February 2000 acquisition of Voyager Technologies, we anticipate that we will enter the markets for wireless Internet connectivity and wireless home networking. These markets are intensely competitive. We believe that our future competitors in these markets may include Aironet, Breezecom, Conexant, Lucent, Intersil, Motorola, Proxim and Symbol Technologies.

   We believe that the principal competitive factors required by users and customers in the connectivity product market include compatibility with industry standards, price, functionality, ease of use and customer service and support. Although we believe that our products currently compete favorably with respect to these factors, we may not be able to maintain our competitive position against current and potential competitors.

In order for us to maintain our profitability and continue to introduce and develop new products for emerging markets, we must attract and retain our executive officers and qualified technical, sales, support and other administrative personnel.

   Our past performance has been and our future performance is substantially dependent on the performance of our current executive officers and certain key engineering, sales, marketing, financial, technical and customer support personnel. If we lose the services of one or more of our executives or key employees, a replacement could be difficult to recruit and we may not be able to grow our business.

   We maintain "key person" life insurance policies on Peter Chen, our Chairman and Chief Executive Officer, William Wen-Liang Hsu, our Vice President, Business Development, and Han Yeh, our Vice President, Technology, in the face amount of $1 million for each individual. However, these insurance policies may not adequately compensate us for the loss of services of any of these individuals.

   We intend to hire a significant number of additional engineering, sales, support, marketing and finance personnel in the future. Competition for personnel, especially engineers and marketing and sales personnel in Silicon Valley, is intense. We are particularly dependent on our ability to identify, attract, motivate and retain qualified engineers with the requisite education, background and industry experience. As of June 30, 2000, we employed a total of 72 people in our engineering department, over half of whom have advanced degrees. In the past we have experienced difficulty in recruiting qualified engineering personnel, especially developers, on a timely basis. If we are not able to hire at the levels that we plan, our ability to continue to develop products and technologies responsive to our markets will be impaired.

Our acquisition of Voyager Technologies and any future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

   We acquired Voyager Technologies, Inc. on February 24, 2000. We are in the process of integrating Voyager Technologies into our business. We may encounter problems associated with the integration of Voyager Technologies including:

  . difficulties in assimilation of acquired personnel, operations, technologies or products,

  .  unanticipated costs associated with the acquisition,

  .  diversion of management's attention from other business concerns,

  . adverse effects on our existing business relationships with our and Voyager Technologies' customers, and

  .  inability to retain employees of Voyager Technologies.

   As part of our business strategy, we may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. These future acquisitions could pose the same risks to our business posed by the acquisition described above. In addition, we could use substantial portions of our available cash to pay for future acquisitions. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

We have experienced significant growth in our business in recent periods and failure to manage our growth could strain our management, financial and administrative resources.

   Our ability to successfully sell our products and implement our business plan in rapidly evolving markets requires an effective management planning process. Future expansion efforts could be expensive and put a strain on our management by significantly increasing the scope of their responsibilities and resources by increasing the number of people using them. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our headcount has grown and will continue to grow substantially. Our headcount increased from 95 at December 31, 1998 to 180 at June 30, 2000. In addition, we expect to continue to hire a significant number of new employees. To effectively manage our growth, we must maintain and enhance our financial and human resources systems and controls, integrate new personnel and manage expanded operations.

We rely on independent companies to manufacture, assemble and test our products. If these companies do not meet their commitments to us, our ability to sell products to our customers would be impaired.

   We do not have our own manufacturing, assembly or testing operations. Instead, we rely on independent companies to manufacture, assemble and test the semiconductor chips, which are integral components of our products. Most of these companies are located outside of the United States. There are many risks associated with our relationships with these independent companies, including reduced control over:

  .  delivery schedules,

  .  quality assurance,

  .  manufacturing costs,

  .  capacity during periods of excess demand, and

  .  access to process technologies.

   In addition, the location of these independent parties outside of the United States creates additional risks resulting from the foreign regulatory, political and economic environments in which each of these companies exists. Further, some of these companies are located near earthquake fault lines. While we have not experienced any material problems to date, failures or delays by our manufacturers to provide the semiconductor chips that we require for our products, or any material change in the financial arrangements we have with these companies, could have an adverse impact on our ability to meet our customer product requirements.

   We design, market and sell application specific integrated circuits and outsource the manufacturing and assembly of the integrated circuits to third party fabricators. The majority of our products and related components are manufactured by five principal companies: Taiwan Semiconductor Manufacturing Corporation, ST Microelectronics, Kawasaki/LSI, Silicon Labs and Delta Integration. We expect to continue to rely upon these third parties for these services. Currently, the data access arrangement chips used in our soft modem products are provided by a sole source, Silicon Labs, on a purchase order basis, and we have only a limited guaranteed supply arrangement under a contract with our supplier. Although we believe that we would be able to qualify an alternative manufacturing source for data access arrangement chips within a relatively short period of time, this transition, if necessary, could result in loss of purchase orders or customer relationships, which could result in decreased revenues.

Undetected software errors or failures found in new products may result in loss of customers or delay in market acceptance of our products.

   Our products may contain undetected software errors or failures when first introduced or as new versions are released. To date, we have not been made aware of any significant software errors or failures in our products. However, despite testing by us and by current and potential customers, errors may be found in new products after commencement of commercial shipments, resulting in loss of customers or delay in market acceptance.

                         Risks Related to Our Industry

If the market for applications using our host signal processing technology does not grow as we anticipate, or if our products are not accepted in this market, our revenues may stagnate or decrease.

   Our success depends on the growth of the market for applications using our host signal processing technology. Market demand for host signal processing technology depends primarily upon the cost and performance benefits relative to other competing solutions. This market has only recently begun to develop and may not develop at the growth rates that have been suggested by industry estimates. Although we have shipped a significant number of soft modems since we began commercial sales of these products in October 1995, the current level of demand for soft modems may not be sustained or may not grow. If customers do not accept soft modems or the market for soft modems does not grow, our revenues will decrease.

   Further, we are in the process of developing next generation products and applications which improve and extend upon our host signal processing technology, such as a G.Lite modem solution and a remote access solution. If these products are not accepted in our markets when they are introduced, our revenues and profitability will be negatively affected.

Our industry is characterized by rapidly changing technologies. If we do not adapt to these technologies, our products will become obsolete.

   The connectivity product market is characterized by rapidly changing technologies, limited product life cycles and frequent new product introductions. To remain competitive in this market, we have been required to introduce many products over a limited period of time. For example, we introduced a 14.4 Kbps product in 1995, a 28.8 Kbps product in 1996, a 33.6 Kbps product in late 1996, a non-International Telecommunications Union standard 56 Kbps modem in the second half of 1997 and a v.90 International Telecommunications Union standard 56 Kbps modem in early 1998. The market for high speed data transmission is also characterized by several competing technologies that offer alternative broadband solutions which allow for higher modem speeds and faster internet access. These competing broadband technologies include digital subscriber line, wireless and cable. However, substantially all of our current product revenue is derived from sales of analog modems, which use a more conventional technology. We must continue to develop and introduce technologically advanced products that support one or more of these competing broadband technologies. If we are not successful in our response, our products will become obsolete and we will not be able to compete effectively.

Changes in laws or regulations, in particular, future FCC regulations affecting the broadband market, internet service providers, or the communications industry could negatively affect our ability to develop new technologies or sell new products and therefore, reduce our profitability.

   The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire communications industry, including our customers and their products and services that incorporate our products. Future FCC regulations affecting the broadband access services industry, our customers or our products may harm our business. For example, future FCC regulatory policies that affect the availability of data and internet services may impede our customers' penetration into their markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. Although our business has not been hurt by any regulations to date, in the future, delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would reduce our profitability.

                       Risks Related to our Common Stock

Substantial future sales of our common stock in the public market may depress our stock price.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall.

Provisions in our charter documents may inhibit a change of control or a change of management which may cause the market price for our common stock to fall and may inhibit a takeover or change in our control that a stockholder may consider favorable.

   Provisions in our charter documents could discourage potential acquisition proposals and could delay or prevent a change in control transaction that our stockholders may favor. These provisions could have the effect of discouraging others from making tender offers for our shares, and as a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts and may prevent stockholders from reselling their shares at or above the price at which they purchased their shares. These provisions may also prevent changes in our management that our stockholders may favor. Our charter documents do not permit stockholders to act by written consent, do not permit stockholders to call a stockholders meeting and provide for a classified board of directors, which means stockholders can only elect, or remove, a limited number of our directors in any given year.

   Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges and restrictions of this preferred stock without any further vote or action by our stockholders. The rights of the holders of our common stock will be affected by, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Further, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may drop. The board of directors has not elected to issue additional shares of preferred stock since the initial public offering on October 19, 1999.

Our stock price may be volatile based on a number of factors, some of which are not in our control.

   The trading price of our common stock has been highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, many of which are out of our control, including:

  .  actual or anticipated variations in quarterly operating results,

  .  announcements of technological innovations,

  .  new products or services offered by us or our competitors,

  .  changes in financial estimates by securities analysts,

  .  conditions or trends in our industry,

  . our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

  .  additions or departures of key personnel, and

  .  sales of common stock by us or our stockholders.

   In addition, the Nasdaq National Market, where many publicly held telecommunications companies, including our company, are traded, often experiences extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading prices of many technology companies continue to trade at multiples of earnings or revenues which are substantially above historic levels. These trading prices and multiples may not be sustainable. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares by the selling stockholder. The selling stockholder will receive all net proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDER

   The following table sets forth information with respect to the number of shares of common stock owned by the selling stockholder named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time.

   The selling stockholder acquired the shares being offered in connection with our acquisition of Voyager Technologies. In the acquisition, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. In connection with the acquisition, we agreed to register the shares of our common stock received by the former shareholders of Voyager Technologies pursuant to the registration statement of which this prospectus is a part. The selling stockholder does not own and will not own after the offering more than 1% of our outstanding common stock.

   Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000 are treated as outstanding and beneficially owned by the selling stockholder and are listed under the "Shares Underlying Options" column below.

   The shares offered by this prospectus may be offered from time to time by the selling stockholder named below:

                                  Number of Shares            Number of Shares
                                 Beneficially Owned          Beneficially Owned
                                 Prior to Offering             After Offering
                                 ------------------         --------------------
                                 Shares             Number
                                   of      Shares     of    Shares of   Shares
                                 Common  Underlying Shares   Common   Underlying
                                  Stock   Options   Offered   Stock    Options
                                 ------- ---------- ------- --------- ----------
Selling Stockholder
-------------------
Raymond R. Shook................ 124,438    --      124,438    --        --

                             PLAN OF DISTRIBUTION

   PCTEL will not receive any proceeds from the sale of the shares. The shares may be sold or distributed from time to time by the selling stockholder or by pledgees, donees, transferees of, or other successors in interest directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

   The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

   To the extent required, the specific shares of common stock to be sold, the name of the selling stockholder, the purchase price, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

   We have agreed to bear certain expenses of registration of the common stock under federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents and fees attributable to the sale of the shares. We have agreed to indemnify the selling stockholder against certain liabilities, including certain potential liabilities under the Securities Act of 1933. The selling stockholder has also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act of 1933.

   Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

   There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered under this prospectus.

                                 LEGAL MATTERS

   The validity of the common stock offered will hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                               Amount to be Paid
                                                               -----------------
     SEC registration fee.....................................      $   632
     Printing expenses........................................      $10,000
     Legal fees and expenses..................................      $10,000
     Accounting fees and expenses.............................      $10,000
     Miscellaneous expenses...................................      $ 1,368
                                                                    -------
       Total..................................................      $32,000
                                                                    =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article IX of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

   Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

   We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   The Registration Rights Agreement dated February 24, 2000, entered into by us in connection with our acquisition of all of the outstanding shares of Voyager Technologies common stock, provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

ITEM 16. EXHIBITS

 EhibitxNo.                                           Description
-----------                                           -----------
           *4.11  Registration Rights Agreement dated February 24, 2000 (pursuant to which PCTEL,
                  Inc. granted certain registration rights to former shareholders of Voyager
                  Technologies)
            5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           23.1   Consent of Arthur Andersen LLP, Independent Public Accountants
           23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
                  Exhibit 5.1)
           24.1   Power of Attorney (reference is made to the signature page of this Registration
                  Statement)

--------
* Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration statement on Form S-1 (Registration Statement 333-32570), which the Securities and Exchange Commission declared effective on April 10, 2000.

ITEM 17. UNDERTAKINGS

   The Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 25th day of October, 2000.

                                       PCTEL, Inc.

                                       By:        /s/ Peter Chen
                                          _____________________________________
                                                       Peter Chen
                                            Chief Executive Officer and
                                        Chairman

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Andrew D. Wahl and Peter Chen their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                             Title                     Date
              ---------                             -----                     ----
          /s/ Peter Chen               Chief Executive Officer and      October 25, 2000
______________________________________  Chairman of the Board of
              Peter Chen                Directors (Principal Executive
                                        Officer)

       /s/ William F. Roach            President, Chief Operating       October 25, 2000
______________________________________  Officer and Director
           William F. Roach

        /s/ Andrew D. Wahl             Vice President, Finance and      October 25, 2000
______________________________________  Chief Financial Officer
            Andrew D. Wahl              (Principal Financial and
                                        Accounting Officer)

    /s/ Richard C. Alberding           Director                         October 25, 2000
______________________________________
         Richard C. Alberding

       /s/ Martin H. Singer            Director                         October 25, 2000
______________________________________
           Martin H. Singer

          /s/ Wen C. Ko                Director                         October 25, 2000
______________________________________
              Wen C. Ko

        /s/ Giacomo Marini             Director                         October 25, 2000
______________________________________
            Giacomo Marini

      /s/ Mike Min-Chi Chen            Director                         October 25, 2000
______________________________________
          Mike Min-Chu Chen

                                 EXHIBIT INDEX

Exhibit No.                                     Description
-----------                                     -----------

*4.11        Registration Rights Agreement dated February 24, 2000 (pursuant to which PCTEL,
             Inc. granted certain registration rights to former shareholders of Voyager
             Technologies)

 5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1         Consent of Arthur Andersen LLP, Independent Public Accountants

23.2         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1         Power of Attorney (reference is made to the signature page of this Registration
             Statement)

--------
* Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration statement on Form S-1 (Registration Statement 333-32570), which the Securities and Exchange Commission declared effective on April 10, 2000.